CERTIFICATE OF INCORPORATION

                                       OF

                               1 CLASS CORPORATION

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FIRST.  The name of this corporation shall be:

                               1 CLASS CORPORATION

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the CIty of Wilmington, County of New Castle, 19808, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD.  The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Sixty Million (60,000,000) shares of which Fifty Million (50,000,000) shares with a par value of $0.0001 each, amounting to Five Thousand Dollars ($5,000) are Common Stock and Ten Million (10,000,000) shares with a par value of $0.0001 each, amounting to One Thousand Dollars ($1,000) are Preferred Stock.

FIFTH.  The name and mailing address of the incorporator is as follows:

                       Shirley Jones

                       The Company Corporation

                       2711 Centerville Road, Suite 400
                       Wilmington, DE 19808

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this third day of April, A.D. 2001.

                                    /s/ Shirley Jones

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                                        Shirley Jones
                                        Incorporator